Exhibit 99.1

         FLEETWOOD ANNOUNCES EXECUTIVE TITLE CHANGES

Riverside, Calif., May 14, 2007 - Fleetwood Enterprises, Inc.
(NYSE:FLE) announced today title changes for four of its executives.

To emphasize the autonomy of the Company's business segments and the authority of their respective leaders, Paul C. Eskritt has been named President - Fleetwood Recreational Vehicle Group, Charles E. Lott has been named President - Fleetwood Housing Group and Larry L. Mace has been named President - Fleetwood Supply Group. In addition, Michael B. Shearin has been named Senior Vice President - Human Resources & Administration. The changes were made effective as of the beginning of the Company's fiscal year, which began on April 30, 2007.

"Since returning to Fleetwood in 2005, one of my goals has been to place decision-making authority with those closest to the customer," said Elden L. Smith, President and CEO of Fleetwood Enterprises, Inc. "These new titles more closely represent the scope, breadth and depth of these officers' responsibilities, which I believe clarifies their authority to vendors, dealers, and customers."

Eskritt joined Fleetwood following a 15-year career in finance, program and project management, and information systems for a national multi-plant manufacturing operation. He was hired in 1999 as motor home division controller and, in 2001, he was promoted to controller - RV Group. The following year, he was named general manager of Fleetwood's single largest production facility, the diesel motor home plant in Decatur, Indiana, where he had responsibility for all operations. In October 2005, Eskritt was appointed vice president - motor home division. In January 2007, he was named executive vice president - RV Group. Eskritt earned both his bachelor's degree in accounting and his master's of business administration degree in management information systems from the University of Minnesota - Minneapolis.

Lott rejoined the Company in April 2005 as executive vice president of the Housing Group after having been retired for three years following a 32-year career in the housing business. Lott began his career with Fleetwood in 1970 as a sales coordinator in his hometown of Douglas, Georgia. He worked his way up through the sales organization at Fleetwood until 1980, when he left to serve as president and chief executive officer of Flintstone Industries for six years. He returned to Fleetwood to run the Broxton, Fitzgerald and Alma, Georgia, plants over the course of the next seven years. From 1994 to 1997, he was given increasing divisional and regional responsibilities, and in 1997 he was promoted to vice president of the Company's Eastern Region, a position he held until his retirement. Lott earned a bachelor's degree in business administration from Auburn University.

Mace has worked for Fleetwood since 1973 and has held a number of managerial positions in the Company. His experience includes purchasing positions at both the plant and corporate levels, materials negotiations, strategic sourcing, management of various administrative functions at Fleetwood's Riverside headquarters, and responsibility for Fleetwood's supply subsidiaries. He became a vice president of the Company in 1988. In 2003, he was promoted to Senior Vice President - Supply and Materials, and then in 2006 was named Senior Vice President
- Supply Subsidiaries.

Shearin rejoined Fleetwood as Vice President - Human Resources in September 2005. He originally joined the Company in 1999 as its first compensation manager with eight years of compensation and management experience in retail. In 2001, he was promoted to Human Resources Director - Compensation and Benefits. In 2002, he left Fleetwood to join McKesson Corporation. He was Director - Compensation and Benefits at McKesson until his return to Fleetwood. Shearin earned a bachelor's degree in business administration from John F. Kennedy University in Walnut Creek, Calif.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

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